EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated August 6, 2020 relating to the balance sheet of Legacyhub Hospitality Fund I, Inc. as of June 1, 2020 (inception) and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

August 27, 2020

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p:  877.968.3330  f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com